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                                                                     EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Goodrich Petroleum Corporation

  We consent to the incorporation by reference in the registration statement (No 33-01077) on Form S-8 of Goodrich Petroleum Corporation of our report dated March 26, 1996, relating to the consolidated balance sheets of Goodrich Petroleum Corporation and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995 and 1994 and for the period from July 15, 1993 through December 31, 1993, and to our report dated March 31, 1995 relating to the statement of revenues and direct operating expenses of the Properties Contributed to La/Cal Energy Partners for the period from January 1, 1993, through July 14, 1993 which reports appear in the December 31, 1995, annual report on Form 10-K of Goodrich Petroleum Corporation. Our report dated March 26, 1996, refers to a change in 1995 in the method of accounting for the impairment of long-lived assets.

KPMG Peat Marwick LLP
Shreveport, Louisiana

March 29, 1996